Registration No. 333-73746
MTN No. 581 Rule 424(b)(2)
PRICING SUPPLEMENT No. 29 Dated August 22, 2003 (To Prospectus dated August 13, 2003)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $300,000,000
Price to Public: 100%	Proceeds to HFC: 100%
Issue Date: August 26, 2003	Stated Maturity: August 26, 2004
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on August 22, 2003
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months.
Spread or Spread Multiplier: Not Applicable.

Interest Payment Dates: On the 26th of November, February, May and August of each year, commencing November 26, 2003, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: Each Interest Payment Date
Interest Determination Date: The Second New York and London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$294,000,000	DTC 2467

The Williams Capital Group, L.P.	$ 3,000,000
Ramirez & Co., Inc.	$ 3,000,000
Agent's Discount or Commission: Not Applicable.	CUSIP: 44181KR63